UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2023

Taysha Gene Therapies, Inc.

(Exact name of registrant as specified in its Charter)

Delaware	001-39536	84-3199512
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Pegasus Park Drive, Suite 1430 Dallas, Texas	75247
(Address of Principal Executive Offices)	(Zip Code)

(214) 612-0000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value	TSHA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 25, 2023, Taysha Gene Therapies, Inc. (the “Company”) received a notice from The Nasdaq Stock Market (“Nasdaq”) that the Company is not in compliance with Nasdaq’s Listing Rule 5450(a)(1), as the minimum bid price of the Company’s common stock has been below $1.00 per share for 30 consecutive business days. The notification of noncompliance has no immediate effect on the listing or trading of the Company’s common stock on The Nasdaq Global Select Market.

The Company has 180 calendar days, or until October 23, 2023, to regain compliance with the minimum bid price requirement. To regain compliance, the minimum bid price of the Company’s common stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during this 180-calendar day grace period. In the event the Company does not regain compliance with the minimum bid price requirement by October 23, 2023, the Company may be eligible for an additional 180-calendar day compliance period if it elects to transfer to The Nasdaq Capital Market to take advantage of the additional compliance period offered on that market. To qualify, the Company would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and would need to provide written notice of its intention to cure the bid price deficiency during the second compliance period. The Company’s failure to regain compliance during this period could result in delisting.

The Company intends to actively monitor the bid price of its common stock and will consider available options to regain compliance with the listing requirements. There can be no assurance that the Company will be able to regain compliance with Nasdaq’s Listing Rule 5450(a)(1) or will otherwise be in compliance with other Nasdaq listing criteria.

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Resignation of Kathleen Reape Effective November 1, 2023 and Reconstitution of the Board

On April 24, 2023, Kathleen Reape provided notice to the board of directors (the “Board”) of the Company of her decision to resign from the Board, effective November 1, 2023. Dr. Reape’s planned resignation is not the result of any disagreement with the Company but rather is in accordance with the governance guidelines of her employer. The Company thanks Dr. Reape for her many contributions to the Company. The Board intends to appoint a new independent director ahead of Dr. Reape’s planned resignation.

In connection with Dr. Reape’s planned resignation, the Board determined that it was in the best interests of the Company to reconstitute the Board such that each class of the Board consists, as nearly as possible, of one-third of the total number of directors and further to allow the Company’s stockholders to vote for the re-election of Dr. Reape’s successor at the 2024 Annual Meeting of Stockholders.

Effective immediately prior to the conclusion of the 2023 Annual Meeting of Stockholders (the “Annual Meeting”), the Company expects that Dr. Reape will resign as a Class III director of the Company. Upon her resignation, the Board intends to appoint Dr. Reape as a Class I director of the Company to serve until the 2024 annual meeting of stockholders. Dr. Reape’s term as a Class I director was scheduled to expire at the Annual Meeting, and the Board desires to enable the Company’s stockholders to vote on Dr. Reape’s successor at the next annual meeting of stockholders. Dr. Reape will continue to serve as a member of the Audit, Nominating and Corporate Governance and Clinical and Science Committees until her planned resignation date of November 1, 2023.

Additional information about Dr. Reape is set forth in the Company’s preliminary proxy statement on Schedule 14A filed with the SEC on April 27, 2023. As a non-employee director, Dr. Reape will continue to be compensated in accordance with the Company’s non-employee director compensation policy, as described in the Company’s preliminary proxy statement on Schedule 14A filed with the SEC on April 27, 2023.

Constitution of Board of Directors Following the Annual Meeting

As a result of the above action, and contingent upon the elections of Sean Nolan and Laura Sepp-Lorenzino as Class III directors at the Annual Meeting, following the completion of the Annual Meeting, the Board will be comprised of six directors, and the director classes will be as follows:

Class I Directors (term expiring at the 2024 annual meeting of stockholders)

•	Paul Manning

•	Kathleen Reape

Class II Directors (term expiring at 2025 annual meeting of stockholders)

•	Phillip Donenberg

•	Sukumar Nagendran

Class III Directors (term expiring at 2026 annual meeting of stockholders)

•	Sean Nolan

•	Laura Sepp-Lorenzino

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Taysha Gene Therapies, Inc.

Dated: April 27, 2023	By:	/s/ Kamran Alam
Kamran Alam
Chief Financial Officer